Item 77D - 	Deutsche Emerging Markets Fixed
Income Fund (formerly known as
Deutsche Enhanced Emerging
Markets Fixed Income Fund) and
Deutsche High Conviction Global
Bond Fund (formerly known as
Deutsche Enhanced Global Bond
Fund) (each, a series of Deutsche
Portfolio Trust) (each, the "Fund")
Deutsche Emerging Markets Fixed Income Fund

Effective on October 2, 2017, the following changes occurred for the Fund:

Name Change

Deutsche Enhanced Emerging Markets Fixed
Income Fund was renamed Deutsche Emerging
Markets Fixed Income Fund.

Principal Investment Strategy Change

The Fund's principal investment strategy was amended to include the following:

The fund considers "emerging markets" to include, but not to be limited to: (i) the countries or markets that are part of the JP Morgan Emerging Markets
Bond (EMBI) Global Diversified Index; or (ii) the countries or markets that are classified as "emerging market and developing economies" by the International Monetary Fund (IMF) (World
Economic Outlook); or (iii) countries listed as low or middle (both lower middle and higher middle) income by the World Bank, if a country is an emerging market and if such country is not part of the JP Morgan EMBI Global Diversified Index and if it is not classified as "emerging market and developing economy" by the IMF.
Deutsche High Conviction Global Bond Fund

Effective on October 2, 2017, the following changes occurred for the Fund:

Name Change

Deutsche Enhanced Global Bond Fund was
renamed Deutsche High Conviction Global Bond
Fund.

Principal Investment Strategy Change

The Fund's principal investment strategy was amended to omit the all disclosure and reference to "Currency strategies" and "Currency strategies risk."